Exhibit 4.4
REGISTRATION RIGHTS AGREEMENT
     This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of the 20th day of March, 2006, by and between VERSO TECHNOLOGIES, INC., a Minnesota corporation (the “Company”), and Joseph Noel (the “Shareholder”).
     IN CONSIDERATION of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:
1. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS.
     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          (a) “Common Stock” shall mean the Company’s common stock, $.01 par value per share.
          (b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (c) “Filing Deadline” shall mean April 18, 2006.
          (d) “Holder” shall mean the Shareholder and any holder of Registrable Securities to whom the rights conferred by this Agreement have been transferred in compliance with Section 1.2 hereof.
          (e) “Other Shareholders” shall mean persons who, by virtue of agreements with the Company other than this Agreement, are entitled to include their securities in certain registrations hereunder.
          (f) “Registrable Securities” shall mean the 25,000 shares of Common Stock issued to the Shareholder by the Company in connection with the execution of the Professional Services Agreement between the Company and the Shareholder dated as of March 3, 2006, provided that a Registrable Security ceases to be a Registrable Security when (i) it is registered under the Securities Act; (ii) it is sold or transferred in accordance with the requirements of Rule 144 (or similar provisions then in effect) promulgated by the SEC under the Securities Act (“Rule 144”); (iii) it is eligible to be sold or transferred under Rule 144 without holding period or volume limitations; or (iv) it is sold in a private transaction in which the transferor’s rights under this Agreement are not assigned.

          (g) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder and the declaration or ordering of the effectiveness of such registration statement.
          (h) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one counsel selected to represent the Holders, which counsel shall be reasonably satisfactory to the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include (i) Selling Expenses; (ii) the compensation of regular employees of the Company, which shall be paid in any event by the Company; and (iii) blue sky fees and expenses incurred in connection with the registration or qualification of any Registrable Securities in any state, province or other jurisdiction in a registration pursuant to Section 1.3 hereof to the extent that the Company shall otherwise be making no offers or sales in such state, province or other jurisdiction in connection with such registration.
          (i) “Restricted Securities” shall mean any Registrable Securities required to bear the legend set forth in Section 1.2(c) hereof.
          (j) “Rule 145” shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.
          (k) “SEC” shall mean the Securities and Exchange Commission.
          (l) “Securities Act” shall mean the Securities Act of 1933, as amended.
          (m) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.
     1.2 Restrictions on Transfer.
          (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) (A) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

          (b) Notwithstanding the provisions of subparagraphs (i) and (ii) of paragraph (a) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (i) a partnership to its partners in accordance with their partnership interests; (ii) a limited liability company to its members in accordance with their member interests; or (iii) to the Holder’s family member or a trust for the benefit of an individual Holder or one or more of his family members, provided that the transferee will be subject to the terms of this Section 1.2 to the same extent as if it were an original Holder hereunder.
          (c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.
          (d) The Company shall be obligated to promptly reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of in compliance with the Securities Act without registration, qualification or legend.
          (e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal or if the Holder shall request such removal and shall have obtained and delivered to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such legend and/or stop-transfer instructions are no longer required pursuant to applicable state securities laws.
     1.3 Registration.
          (a) Filing of Registration Statement. On or before the Filing Deadline, the Company shall file with the SEC a registration statement on Form S-3 as a “shelf” registration statement under Rule 415 of the Securities Act registering the resale of one hundred percent (100%) of the Registrable Securities.

          (b) Alternative Registration Statement. Notwithstanding the foregoing paragraph 1.3(a), if on the Filing Deadline, the Company does not meet the eligibility requirements for filing a registration statement on Form S-3, then in such case the Company shall instead prepare and file with the SEC a registration statement meeting the foregoing requirements on Form S-1 or Form S-2.
          (c) Effectiveness. The Company shall use commercially reasonable efforts to cause the registration filed pursuant to this Agreement to become effective as soon as practicable following the filing thereof. The Company shall use commercially reasonable efforts to maintain the effectiveness of the registration filed pursuant to this Agreement until the earlier of (i) August 18, 2011; (ii) such time as the Holder or Holders have completed the distribution of the Registrable Securities described in the registration statement relating thereto; or (iii) such time as the Shareholder or any Holder ceases to hold any Registrable Securities.
          (d) Registration of Other Securities. The Company may include any securities held by Other Shareholders on any registration statement filed by the Company on behalf of the Holders pursuant to the terms hereof.
     1.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.3 hereof shall be borne by the Company. All Selling Expenses relating to securities so registered shall be borne by the Holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.
     1.5 Registration Procedures. In the case of the registration effected by the Company pursuant to Section 1.3 hereof, the Company will keep each Holder advised in writing as to the initiation of the registration and as to the completion thereof. At its expense, the Company will use its best efforts to:
          (a) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
          (b) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;
          (c) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing; provided, however, the Company shall not be obligated to prepare and furnish any such prospectus supplements or amendments relating to any material nonpublic information at any such time as the Board of Directors of the Company has determined that, for good business reasons, the disclosure of such material nonpublic information at that time is contrary to the best interests of the Company in the circumstances and is not otherwise required under applicable law (including applicable securities laws);
          (d) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange and/or included in any national quotation system on which similar securities issued by the Company are then listed or included;
          (e) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and
          (f) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.
     1.6 Indemnification.
          (a) The Company will indemnify each Holder, each of such Holder’s officers, directors, partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, as applicable, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company or relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).
          (b) Each Holder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Shareholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Shareholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, (i) that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and (ii) that in no event shall any indemnity under this Section 1.6(b) exceed the gross proceeds from the offering received by such Holder.
          (c) Each party entitled to indemnification under this Section 1.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
          (d) If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the conduct, statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by the Indemnifying Party and the Indemnified Party in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
     1.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.
     1.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:
          (a) make and keep adequate public information regarding the Company available as those terms are understood and defined in Rule 144;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
          (c) so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.
     1.9 Notice to Discontinue; Notice by Holders.
          (a) Notice to Discontinue. Each Holder agrees by acquisition of such securities that, upon receipt of any notice from the Company of any event of the kind described in Section 1.5(c), the Holder will discontinue disposition of Registrable Securities until the Holder receives copies of the supplemented or amended prospectus contemplated by Section 1.5(c). In addition, if the Company requests, the Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in the Holder’s possession, of the prospectus covering the Registrable Securities current at the time of receipt of such notice. If the Company gives any such notice, then the time period mentioned in Section 1.3(c) shall be extended by the number of days elapsing between the date of notice and the date that each Holder who has included Registrable Securities in such registration receives the copies of the supplemented or amended prospectus contemplated in Section 1.5(c).
          (b) Notice by Holders. The Holders shall notify the Company, at any time when a prospectus relating to the registration of the Registrable Securities is required to be delivered under the Securities Act, of the happening of any event, which as to any Holder is (i) to its respective knowledge; (ii) solely within its respective knowledge; and (iii) solely as to matters concerning that Holder, as a result of which the prospectus included in the registration statement, then in effect, contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances then existing, not misleading.
2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER.
     2.1 Representations and Warranties of the Company. The Company represents and warrants to the Shareholders as follows:
          (a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of

Incorporation or Bylaws of the Company, each as amended, or any provision of any material indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.
          (b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.
     2.2 Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company as follows:
          (a) The execution, delivery and performance of this Agreement by the Shareholder will not violate any provision of law, any order of any court or any agency or government, or any provision of any material indenture or agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of the Shareholder.
          (b) This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.
3.	MISCELLANEOUS.
     3.1 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 1 hereof.
     3.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
     3.3 Entire Agreement; Amendment; Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the Holders of at least fifty-one percent (51%) of the Registrable Securities and any such amendment, waiver, discharge or termination shall be binding on all the Holders, but in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder.
     3.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or nationally recognized courier addressed (a) if to a Holder, as indicated in the stock records of the Company or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, at 400 Galleria Parkway, Suite 200, Atlanta, Georgia 30339, Attn: Chief Financial Officer, or at such other address as the Company shall have furnished to each Holder in writing, together with a copy to Rogers & Hardin LLP, 2700 International Tower, 229 Peachtree Street, Atlanta, Georgia 30303, Attn: Robert C. Hussle, Esq. All such notices and other written communications shall be effective on the date of mailing or delivery.
     3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.
     3.6 Rights; Severability. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     3.7 Information Confidential. Each Holder acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

     3.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     3.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     3.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia’s choice of law rules and each of the parties hereto hereby consents to personal jurisdiction in any federal or state court in the State of Georgia.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.

VERSO TECHNOLOGIES, INC.

By:	/s/ Juliet M. Reising
Juliet M. Reising
Chief Financial Officer

SHAREHOLDER:
/s/ Joseph Noel

JOSEPH NOEL